CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Smithway Motor Xpress Corp:

We consent to incorporation by reference in the registration statement (No. 333-21253) on Form S-8 of Smithway Motor Xpress Corp. of our report dated June 14, 1999, relating to the statements of net assets available for plan benefits of Smithway Motor Xpress, Inc. 401(k) Retirement Savings and Investment Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, and related schedules, which report appears in the December 31, 1998 Form 11-K of Smithway Motor Xpress Corp.

                                                   By:  /S/KPMG Peat Marwick LLP
                                                   -----------------------------
                                                    KPMG Peat Marwick LLP


Des Moines, Iowa
June 14, 1999